Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 10, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of OneWater Marine Inc. on Form 10-K for the year ended September 30, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of OneWater Marine Inc. on Forms S-8 (File No. 333-236362 and 333-255907) and on Form S-3 (File No. 333-281976).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
December 10, 2024